Exhibit 10.19
                                                        -------------
             SEPARATION AGREEMENT, WAIVER AND RELEASE


     This Separation Agreement, Waiver and Release ("Agreement") sets forth the complete terms under which the employment of T. H.
Faucett with DIMON Incorporated will end.

1.   Recitals.

     a. Each reference in this Agreement to "DIMON" shall include DIMON Incorporated, and any of its current or former divisions, parents, subsidiaries, affiliates, shareholders, owners, officers, directors, employees, servants, attorneys, agents, representatives, predecessors, successors, and assigns.

     b. Each reference in this Agreement to "Faucett" shall include T. H. Faucett, and any of his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

2.   Conclusion of Employment.

     Faucett acknowledges that he has voluntarily resigned from all of his duties as an employee of DIMON effective June 30, 1996. Faucett acknowledges that, as of March 31, 1996, he has resigned as an officer of DIMON and that he no longer has any authority to act on behalf of DIMON, and Faucett shall not hold himself out as an employee or representative of DIMON for any purpose. Faucett agrees that he will not seek further employment with DIMON, and he specifically waives and renounces any claim for employment with DIMON at any time after June 30, 1996.

3.   Retirement Benefits.

     As of July 1, 1996, Faucett may receive the benefits provided under the DIMON Incorporated Savings and Profit Sharing Plan and the Retirement Plan for Employees of Dibrell Brothers and Subsidiary Companies (the "Retirement Plan"). Faucett will also be eligible to receive any benefit that he has accrued under the component of the Dibrell Brothers Incorporated Pension Equalization Plan that restores the Retirement Plan benefit that Faucett could not accrue on account of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

4.   Cash Bonus Award.

     If a "Bonus Award" is made under the DIMON, Incorporated Cash Bonus Plan for the fiscal year ending June 30, 1996, Faucett will receive the Bonus Award approved for him. Such Bonus Award shall be in the amount that Faucett would have received had he not terminated employment pursuant to this Agreement.

5.   Special Separation and Retirement Benefits.

     a. DIMON agrees to pay Faucett his regular base salary of $15,000 per month through June 30, 1996. DIMON will make such payments on the regularly scheduled pay periods. These payments will be reduced by the amounts required by law to be withheld and paid to the appropriate taxing agencies and by such other amounts authorized by Faucett. Faucett shall also be entitled to continued use of his company car through June 30, 1996.

     b. DIMON agrees that through June 30, 1996 Faucett and his spouse may continue to participate in any employee benefit plan in which they were eligible to participate as of March 31, 1996, or in any successor plan should DIMON amend or terminate any such plan prior to June 30, 1996. Faucett will remain responsible for his share of any premium, co-payments or deductibles under the respective plans. If Faucett accepts other employment prior to June 30, 1996, DIMON's obligation to continue Faucett's health and life insurance benefits under this Agreement shall cease on the date Faucett becomes eligible for coverage under the new employer's insurance benefit plans or June 30, 1996, whichever occurs sooner. Faucett shall be eligible to participate as a retiree under the terms of DIMON's health and life insurance plans. DIMON acknowledges that Faucett's rights under COBRA will begin July 1, 1996.

     c. In addition to any benefit available under the Retirement Plan, DIMON will provide Faucett an annuity benefit equal in value to a single life annuity paying $8,500 per month commencing July 1, 1996 and ending with the payment due for the month in which Faucett dies. The annuity benefit will be provided in the same form as the form of annuity in which Faucett elects to receive his benefit from the Retirement Plan. The monthly annuity payments will also be adjusted according to the actuarial assumptions and methods applied under the Retirement Plan if Faucett elects to receive the annuity in a form other than a single life annuity.

     d. Faucett and DIMON acknowledge that the payments described in Section 5c are in lieu of the Special Supplemental Retirement Benefit to which he would otherwise be entitled pursuant to Article 6 of his Employment Agreement with Dibrell Brothers, Incorporated dated January 13, 1995. Faucett acknowledges and agrees that he is not entitled to any additional compensation from DIMON of any type or nature, including but not limited to any salary, bonus, commission, or pay in lieu of any benefits.

     e. DIMON shall provide to Faucett access to the listing of position openings maintained by the outplacement firm Drake Beam
Moran through December 31, 1996.

6.   Exercise of Stock Options.

     Through his employment with Dibrell Brothers Incorporated ("Dibrell"), on August 21, 1991, August 24, 1992, August 26, 1993,
and August 25, 1994, Faucett was granted options to purchase Dibrell stock (which now cover DIMON stock) (the "Dibrell Options"). In connection with Faucett's voluntary resignation from employment with DIMON, as part of the consideration for this Agreement, and notwithstanding any agreement to the contrary, Faucett will be permitted to exercise all or part of each Dibrell Option until the expiration date of such option; provided, however, that no Dibrell Option may be exercised more than one year after Faucett's death. Faucett may exercise those options as they become exercisable in accordance with their original terms, notwithstanding his voluntary resignation from employment, and in a manner consistent with the terms of the Dibrell Options.

7.   Waiver, Release, and Covenant Not to Sue.

     a. In exchange for the consideration provided by this Agreement, Faucett forever waives, releases, and covenants not to sue with respect to any claim against DIMON, including but not limited to all claims arising from or relating in any way to his employment with DIMON or any other act, event, or communication occurring prior to the execution of this Agreement, whether such claims are now known or may hereafter be discovered. In addition to any other claims, Faucett specifically waives, releases, and covenants not to sue with respect to any claims under the Age Discrimination in Employment Act of 1967, as amended.

     b. Faucett does not waive any rights or claims that may arise after the date this Agreement is executed.

8.   Covenant to Maintain Confidentiality.

     a. Faucett acknowledges that during his employment with DIMON, he was exposed to and learned a substantial amount of information which is proprietary and confidential to DIMON, whether or not he developed or created such information. Faucett acknowledges that such proprietary and confidential information includes, but is not limited to, employee information, trade secrets, inventions, manufacturing know-how, designs, formulae, secret processes and machinery; acquisition or merger information; advertising and promotional programs; resource or developmental projects; plans or strategies for future business development; financial or statistical data; customer information, including, but not limited to, the names of DIMON's customers, the nature of DIMON's relationship to said customers, customer lists, sales records, account records, sales and marketing programs, pricing matters, and account strategies and reports; legal documents and records; sales and marketing plans and strategies; and any DIMON manuals, forms, techniques, and other business procedures or methods, devices, or matters of any kind relating to or with respect to any confidential research, engineering, developmental work, programs, or projects of DIMON, or any other information of a similar nature made available to Faucett and not known in the trade in which DIMON is engaged, which, if misused or disclosed, would adversely affect the business or standing of DIMON.

     b. Faucett agrees that, for a period of three (3) years subsequent to July 1, 1996, except as required by law, he will not divulge to any person, agency, institution, company or other entity any information which he knows or has reason to believe is proprietary or confidential to DIMON, including but not limited to the types of information described in Section 8(a).

     c. Nothing under this Section 8 shall require Faucett to maintain in confidence information which is generally known in the industry.

9.   Confidentiality of Terms of Agreement.

     Faucett agrees that he will not reveal or allow anyone else to reveal the terms of this Agreement, to any person (including officers or employees of DIMON), agency, institution, company, or other entity unless DIMON agrees in writing that he may do so. The sole exceptions are that Faucett may make such disclosures as are required by law, including disclosures to taxing agencies, and Faucett may disclose the terms of this Agreement to his wife and his attorney, accountant, or tax advisor, provided that Faucett shall inform his wife and his attorney, accountant, or tax advisor that the terms are strictly confidential and are not to be revealed to anyone else except as required by law.

10.  No Disparaging Remarks.

     Faucett agrees that he will not disparage, denigrate, or otherwise make negative statements about DIMON or its management to any person, agency, institution, company, or other entity, including but not limited to any customer, competitor, vendor, or other business enterprise engaged in any business or commercial relationship with DIMON, whether such statements are true or otherwise. DIMON agrees that it will not disparage, denigrate, or otherwise make negative statements about Faucett to any person, agency, institution, company, or other entity, whether such statements are true or otherwise.

11.  Cooperation.

     a. Faucett agrees, at no financial cost to him, to cooperate with DIMON and to provide consultation and advice to DIMON or its affiliates or legal or tax matters and such other matters important to the continuing functioning of DIMON and its affiliates, as requested by DIMON's Chief Executive Officer or his designee. In that regard, Faucett agrees that he shall refrain from initiating or conducting conversations with employees or customers of DIMON regarding the strategy, structure, or operations of DIMON, unless specifically requested in writing by DIMON's Chief Executive Officer or his designee.

     b. Faucett's duties to cooperate and provide the services set forth in Section 11(a) shall extend through June 30, 1997, unless terminated sooner at DIMON's sole discretion.

12.  Remedies for Breach.

     Faucett acknowledges that DIMON would be irreparably harmed if the covenants provided in Section 8 of this Agreement were not specifically enforced. Accordingly, DIMON shall be entitled to injunctive relief for the purpose of restraining Faucett from violating those covenants, in addition to any other relief to which DIMON may be entitled.

13.  Construction of Agreement.

     a. This Agreement does not constitute and shall not be deemed an admission by DIMON of a violation of any statute or law or wrongdoing of any kind, nor is it an admission or finding that any claim that Faucett may raise against DIMON, including any claim in connection with Faucett's employment with DIMON or the conclusion of that employment, is or would be in any way valid or meritorious.

     b. Faucett and DIMON agree that this Agreement, contains all the promises and covenants made by them with respect to its subject matter, and any and all prior understandings and agreements between them, including the Employment Agreement dated January 13, 1995 between Dibrell Brothers, Incorporated and Faucett, have been merged herein or canceled by the mutual agreement of the parties.

     c. Any waiver of a breach of this Agreement will not constitute a waiver of any future breach, whether of a similar or dissimilar nature.

     d. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without any presumption or construction against the party causing the Agreement to be drafted. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court having jurisdiction in the Commonwealth of Virginia.

     e. If any provision of this Agreement is held invalid, such invalidity will not invalidate the entire Agreement, and the remainder of the Agreement will not be affected.

     f. Faucett acknowledges and agrees that DIMON is not undertaking to advise him with respect to the tax consequences of this Agreement and that he is solely responsible for determining those consequences.

     g. Faucett acknowledges that he has read this Agreement, has had at least 21 days to consider it, has been advised of his right to discuss it with his attorney, understands its terms, and is satisfied with those terms. Faucett understands that this Agreement will become effective, enforceable and binding on him seven (7) days from the day of his signature below, unless he has revoked it prior to that time. Faucett is satisfied with the terms of this Agreement and agrees that the terms are binding upon him.

     Agreed this 30th day of May, 1996.


_____________________              /s/ T. H. Faucett
Date                               T. H. Faucett


5/30/96                            /s/  DIMON, Incorporated
Date                               DIMON, Incorporated